Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-266966, 333-239137, and 333-240149) on Form S-3 and (Nos. 333-178032, 333-184880, 333-186020, 333-203350, 333-234644, 333-237590, and 333-259136) on Form S-8 of our report dated March 7, 2024, with respect to the consolidated financial statements of Lumos Pharma, Inc.

/s/ KPMG LLP

Austin, Texas
March 7, 2024